Exhibit 21

KAMAN CORPORATION

SUBSIDIARIES

Following is a list of the Corporation's subsidiaries, each of which, unless otherwise indicated, is wholly owned by the Corporation either directly or through another subsidiary. Second‑tier subsidiaries are listed under the name of the parent subsidiary.

Name	State of Incorporation

Registrant: KAMAN CORPORATION	Connecticut

Subsidiaries:

Kaman Aerospace Group, Inc.	Connecticut

Kaman Aerospace Corporation	Delaware
K-MAX Corporation	Connecticut
Kaman X Corporation	Connecticut
Kamatics Corporation	Connecticut
RWG Germany GmbH	Germany
Kaman Lux Holding, S.à r.l.	Luxembourg
Kaman Acquisition GmbH	Germany
GRW Bearing GmbH	Germany
Verwaltungsgesellschaft Reinfurt mbH	Germany
GRW CR s.r.o.	Czech Republic
Gebr. Reinfurt GmbH & Co. KG	Germany
GRW Management Inc.	Virginia
GRW High Precision Bearings, LP	Virginia
Reinfurt-CR, k.s.	Czech Republic
Kaman Specialty Bearings Pte. Ltd.	Singapore
Kaman UK Holdings Limited	UK
Kaman Composites - UK Holdings Limited	UK
Brookhouse Group Holdings Limited	UK
Brookhouse 2004 Limited	UK
Kaman Composites - UK Limited	UK
Kaman Fabricated Products Limited	UK
Brookhouse (SPD) Tool Company Limited	UK
Brookhouse Automotive Limited	UK
Brookhouse IM Limited	UK
Kaman Engineering Services, Inc.	Washington
Kaman Composites - Vermont, Inc.	Vermont
Kaman Composites - Wichita, Inc.	Delaware
Kaman Precision Products, Inc.	Florida
EXTEX Engineered Products, Inc.	Delaware
KEX Canada, Inc.	Canada (BC)
Kaman Specialty Bearings & Engineered Products, GmbH	Germany

Kaman Acquisition USA, Inc.	Connecticut
Bal Seal Engineering, LLC	California
ASC Continental AG	Switzerland
Bal Seal Engineering Europe BV	Netherlands
Bal Seal Asia, Ltd.	Hong Kong